Exhibit 99.1

SemGroup Energy Partners, L.P. Acquires Pipeline from SemCrude, L.P.

Tulsa, Okla. – May 12, 2008 /BUSINESS WIRE/ –

SemGroup Energy Partners, L.P. (NASDAQ: SGLP) today announced that it has acquired the Eagle North Pipeline System (the ENPS), a 130-mile, 8-inch pipeline that originates in Ardmore, Okla. and terminates in Drumright, Okla. from SemCrude, L.P. for $45.0 million. SemCrude is a subsidiary of privately owned SemGroup, L.P. The pipeline previously was part of Explorer Pipeline’s 8” Product System that originates in Arlington, Texas. The acquisition was funded with borrowings under SGLP’s existing revolving credit facility.

Kevin Foxx, SemGroup Energy Partners president and chief executive officer, said, “This expansion of SGLP’s asset base will provide crude oil producers an important link to the Cushing Interchange. It is expected to be accretive to unitholders beginning with our first quarter 2009 distribution.”

SGLP expects to invest up to an additional $3.5 million to convert the pipeline to a crude oil pipeline and to construct a 10-mile, 6-inch pipeline from Drumright to Cushing, Okla.

In connection with the ENPS acquisition, SGLP will amend its current Throughput Agreement with SemCrude and SemGroup whereby SemCrude will commit to transport a minimum number of barrels on the ENPS and make minimum take-or-pay payments for the term of the Throughput Agreement. In addition to SemCrude, SGLP anticipates replacing up to 50 percent of SemCrude’s initial commitment with other third-party barrels once the ENPS is operational.

“We are excited about the opportunities that this section of pipeline provides SGLP, and the ability it gives us to transport additional volumes to Cushing,” Pete Schwiering, SGLP executive vice president – crude operations, said. “We plan to connect the pipeline to our storage facilities in Cushing by the first quarter of 2009.”

About SemGroup Energy Partners, L.P.

SemGroup Energy Partners owns and operates a diversified portfolio of complementary midstream energy assets. SemGroup Energy Partners provides crude oil and liquid asphalt cement terminalling and storage services and crude oil gathering and transportation services. SemGroup Energy Partners is based in Tulsa, Okla. As a publicly traded master limited partnership, SemGroup Energy Partners’ common units are traded on the NASDAQ Global Market under the symbol SGLP. The general partner of SemGroup Energy Partners is a subsidiary of SemGroup, L.P. For more information, visit SemGroup Energy Partners’ web site www.SGLP.com.

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About SemCrude, L.P.

SemCrude purchases crude oil and condensates from more than 2,000 independent producers and operators, as well as aggregators and independent refiners. The company predominately stores crude oil at the Cushing Interchange, one of the largest crude oil market hubs in the United States. SemCrude has offices in Tulsa and Oklahoma City, Okla.; Houston, Abilene and Dumas, Texas; Wichita, Kan; and Denver, Colo.

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SGLP Investor Relations:

Brian Cropper, 918-524-SGLP (7457)

Toll Free Phone: 866.490.SGLP (7457)

investor@sglp.com

or

SemGroup Media:

Susan Dornblaser, 918-524-8365

sdornblaser@semgrouplp.com